Ex 10(lxv)

AMENDMENT NO. 2 TO CREDIT AGREEMENT (NUI CORPORATION)

AMENDMENT NO. 2 TO Credit Agreement (NUI CORPORATION), dated as of May 10, 2004 (this "Amendment"), among NUI CORPORATION, a New Jersey Corporation (the "Borrower"), the several banks and other financial institutions from time to time party hereto and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as administrative agent (in such capacity, the "Agent").

PRELIMINARY STATEMENT

 Reference is made to (i) that certain Credit Agreement dated as of November 24, 2003 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the financial institutions from time to time party thereto and the Agent, (ii) that certain Agreement dated January 26, 2004 by which the Borrower and the Required Lenders (as defined in the Credit Agreement) agreed to certain extensions, waivers, consents and amendments under the Credit Agreement (the "Waiver and Modification Agreement") including without limitation certain amendments to Sections 2.2c and 5.16 of the Credit Agreement and (iii) that certain Agreement dated March 12, 2004 by which the Borrower and the Required Lenders agreed to certain waivers, deferrals and consents (the "Limited Waiver and Forbearance Letter").

The Borrower has requested that the Credit Agreement be amended as provided herein and the Required Lenders have agreed to the requested amendments on the terms and conditions set forth herein and have directed the Agent to enter into this Amendment for and on their behalf.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

SECTION 1.   Definitions; Rules of Construction.  Each term capitalized herein and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.  Rules of construction or interpretation set forth in the Credit Agreement shall apply to the interpretation of this Amendment.

SECTION 2.   Amendments.  The Credit Agreement is hereby amended as follows:

(a)        Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of "Consolidated EBITDA" appearing therein in its entirety and inserting the following definition for such term in lieu thereof and inserting the following definition of NJBPU Settlement Amount to appear in alphabetical order:

"Consolidated EBITDA" for any period means, with respect to the Borrower Consolidated Net Income before interest and taxes, plus (to the extent deducted in determining such Consolidated Net Income) (i) depreciation, amortization and other similar non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period), (ii) extraordinary losses, losses in connection with asset sales (other than ordinary course sales including sales of inventory) or restructuring charges, (iii) non-recurring items of loss and expense relating to the credit facilities provided hereby to the extent not otherwise reflected in Consolidated Net Income, (iv) non-recurring items of loss and expense of up to $2,000,000 relating to the Focused Audit, and (v) $36,300,000 consisting of non-recurring expenses of the NJBPU Settlement Amount, severance expenses related to certain senior officers and expenses relating to the Stier investigation; minus (to the extent included in determining such Consolidated Net Income) extraordinary gains or gains in connection with asset sales (other than ordinary course sales including sales of inventory).

"NJBPU Settlement Amount" means an amount equal to $33,000,000 relating to the settlement of the Focused Audit and other restructuring costs and expenses.

(b)        Section 4.2(i) of the Credit Agreement is hereby amended by inserting at the end of such clause the following proviso:

"; provided however, that solely with respect to each of the Fiscal Quarters ended December 31, 2003 and March 31, 2004, the Borrower shall be required to make the foregoing deliveries to the Agent for each such Fiscal Quarters on or prior to the earlier of (y) the 10th day after the Borrower files its Form 10-Q for such Fiscal Quarter with the Securities and Exchange Commission and (z) June 15, 2004;"

(c)        Section 4.2(ii) of the Credit Agreement is hereby amended by inserting at the end of such clause the following proviso:

"; provided however, that solely with respect to the Fiscal Year ended September 30, 2003, the Borrower shall be required to make the foregoing deliveries to the Agent for such Fiscal Year on or prior to the earlier of (y) the 10th day after the Borrower files its Form 10-K for such Fiscal Year with the Securities and Exchange Commission and (z) June 15, 2004;"

(d)        Section 5.1(iii)(c) of the Credit Agreement is hereby amended by deleting the proviso at the end thereof in its entirety and replacing the same with the following in the place thereof:

"provided, that (x) in the case of the Restricted Payments under clause (iii)(c) above, prior to making a proposed Restricted Payment, the Borrower's ratio of Consolidated Total Indebtedness to its Consolidated Total Capitalization does not exceed 0.60 to 1.00 (both as of the last day of the immediately preceding Fiscal Quarter and pro forma after giving effect to such Restricted Payment), (y) in the case of the Restricted Payments under clauses (ii) and (iii) above, prior to or immediately after giving effect to such proposed Restricted Payments, no Potential Default or Event of Default shall have existed or would exist and (z) in the case of all Restricted Payments, no such payment shall violate any Governmental Rule."

(e)        Section 5.3a of the Credit Agreement is hereby deleted in its entirety and replaced with the following in the place thereof:

"At no time shall the Borrower permit its ratio of Consolidated Total Indebtedness to its Consolidated Total Capitalization exceed 0.80 to 1.00."

(f)         Section 5.3b of the Credit Agreement is hereby deleted in its entirety and replaced with the following in the place thereof:

"At no time shall the Borrower permit its ratio, for any period of four consecutive Fiscal Quarters ending on or after December 31, 2003, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense for such period be less than the ratio set forth below across the relevant period set forth below:

Period Ending                                                                           Ratio

December 31, 2003 and
March 31, 2004                                                                       1.50 to 1.0

Thereafter                                                                                 1.25 to 1.0;"

(g)        Article V of the Credit Agreement is hereby amended by inserting the at the end of such Article the following new Section:

"Section 5.20.  Within three Business Days after Amendment No. 2 to this Agreement, dated April 30, 2004, becomes effective, the Borrower shall make such amendment public by filing a copy thereof with the Securities Exchange Commission pursuant to a Form 8-K filing."

(h)        Section 7.2 of the Credit Agreement is hereby amended by inserting at the end thereof the following proviso:

"; provided however that, prior to June 30, 2004, any such default arising solely as a result of the failure to deliver financial statements (or to file periodic reports with the Securities and Exchange Commission) or related information with respect to the Fiscal Year ended September 30, 2003 or the Fiscal Quarters ended December 31, 2003 or March 31, 2004 shall not constitute an Event of Default hereunder unless and until such default causes the acceleration of such Indebtedness or causes the termination of any commitment to lend with respect thereto (notwithstanding this proviso, any such default shall constitute an Event of Default for purposes of Sections 2.2c, 5.1 and 6.1a)(it being understood that this proviso shall have no effect after June 30, 2004);" and

(i)         Section 7.7(ii) of the Credit Agreement is hereby amended by replacing "$25,000,000" with "$35,000,000".

SECTION 3   Representation and Warranties.  The Borrower represents and warrants as of the date hereof to each of the Agent and the Lenders that after giving effect to this Amendment:

(a)        No Potential Default or Event of Default has occurred and is now continuing;

(b)        The Borrower has the corporate power and authority to execute, deliver and perform this Amendment and has taken all corporate actions necessary to authorize the execution, delivery and performance of this Amendment;

(c)        This Amendment has been duly executed and delivered on behalf of the Borrower by a duly authorized officer or attorney-in-fact of the Borrower;

(d)        The execution, delivery and performanceof this Amendment will not violate any Requirement of Law or any material contractual obligation binding on the Borrower; and

(e)        No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Borrower of this Amendment.

The Borrower acknowledges and agrees that the representations and warranties set forth above shall survive the execution and delivery hereof and shall be deemed made in the Credit Agreement for purposes of Section 7.6 of the Credit Agreement.

SECTION 4.  Effectiveness.  This Amendment shall become effective as of the date the Agent receives (i) the consents of Lenders constituting the Required Lenders as contemplated by the Memorandum to Lenders dated April 27, 2004, (ii) counterparts of this Amendment that, when taken together, bear the signatures of the Borrower and of the Agent, (iii) on behalf of each Lender consenting to this Amendment by the time provided in the Memorandum to Lenders dated April 27, 2004, payment of an amendment fee equal to 0.625% of the aggregate principal amount of such Lender's Term Loans then outstanding and (iv) payment of all of the Agent's reasonable out-of-pocket costs and expenses incurred in connection with this Amendment (including, without limitation, reasonable fees and expenses of its counsel) for which invoices have been submitted to the Borrower.

SECTION 5.  Miscellaneous.  (a) Except as expressly set forth herein, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Agent, under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement in similar or different circumstances.  This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein.  Upon this Amendment becoming effective as provided herein, the term "Loan Document" as defined in the Credit Agreement shall include, without limitation, this Amendment.

(b)        As used in the Credit Agreement, the terms "Agreement," "herein," "hereinafter," "hereunder," "hereto," and words of similar import shall mean, from and after the date hereof, the Credit Agreement as amended by this Amendment.

(c)        Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

(d)        THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  The parties hereto each hereby consents to the non-exclusive jurisdiction of the state and federal courts of the State of New York and irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Amendment.

(e)        This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which, when taken together, shall constitute but one instrument.  Delivery of an executed counterpart of this Amendment by fax will be deemed as effective as delivery of an originally executed counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

NUI CORPORATION

By:         /S/  Daniel Scouler
Name:          Daniel Scouler
Title:             Interim Chief Financial Officer

CREDIT SUISSE FIRST
BOSTON, acting through its
Cayman Islands Branch,
as the Agent and on behalf of the
Required Lenders

By:       /S/  Dana Klein
Name:        Dana Klein
Title:           Managing Director

By:      /S/  S. William Fox
Name:       S. William Fox
Title:          Director